Exhibit 10.1

OVERLAND STORAGE, INC.

SUMMARY SHEET

OF

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Non-Employee Director Compensation

Our compensation plan for non-employee directors consists of both a cash component and an equity component. We pay each non-employee director $5,000 per quarter, plus $2,500 for each Board meeting attended ($1,250 if held telephonically), plus reimbursement for expenses. The Chairman of the Board receives an additional $2,500 per quarter in addition to the non-employee director fee of $5,000 per quarter.  Members of the Audit Committee and the Compensation Committee receive a retainer of $500 per quarter in lieu of a fee for committee meetings attended during a quarter and members of the Nominating and Governance Committee receive $500 for each committee meeting attended ($250 if held telephonically and no fee if held the same day as a Board meeting).  Members of the Special Committee on Shareholder Value will receive $500 for each committee meeting attended (whether telephonically or in person) since formation of the committee.  Such fee will not be paid for committee meeting in joint session with the full board.

In addition to the cash component of compensation, each non-employee director receives stock options.  Before November 2003, each non-employee director received a ten-year nonqualified stock option to purchase 50,000 shares at the fair market value upon appointment to the Board (Old Director Option Program).  These options vested at the rate of 3,000 shares for each Board meeting held.  To the extent option shares were available for grant, a new option to purchase 50,000 shares was granted when options held by a currently serving non-employee director fully vested.  On November 17, 2003, upon shareholder approval of the company’s 2003 Equity Incentive Plan (2003 Incentive Plan), our methodology for options and other equity awards granted to non-employee directors changed to a formula methodology (Current Director Option Program).  Under the Current Director Option Program, each non-employee director receives a ten-year nonqualified stock option to purchase 18,000 shares on the same date as the company’s annual meeting of shareholders.  These options are exercisable at fair market value on the date of grant and vest in equal monthly installments over a 12-month period, as measured from the grant date.  Non-employee directors who have existing unvested options granted under the Old Director Option Plan on an annual meeting date will not receive a new grant under the Current Director Option Program.  Under the Current Director Option Program, Messrs. McClendon, Preuss and Norkus each received an option for 18,000 shares on November 15, 2004.  Mr. Degan did not receive an option under the Current Director Option Program since he had unvested options granted under the Old Director Option Program.  Under the Current Director Option Program, when a new non-employee director joins the board, or when an existing director’s option fully vests under the Old Director Option Program, such director will be awarded a new option for a number of shares determined by multiplying 1,500 by the number of months remaining until the next scheduled annual meeting date, giving credit for any partial month.  Such option will vest at the rate of 1,500 shares per month and will be fully vested at the next annual meeting date, at which time the director will receive the normal annual grant.  In connection with his election to the Board, pursuant to the Current Director Option Program, Mr. Norkus received an option for 4,500 shares on August 11, 2004.  Mr. Degan was granted an option for 12,000 shares on March 3, 2005 under the Current Director Option Program when his option under the Old Director Option Program vested in full on the same date.

Compensation of Executive Officers

Our executive officers serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to our executive officers. The following table sets forth the annual salary rates for the our current executive officers as of the date of this report on Form 10-Q:

Christopher Calisi	$500,000
Diane N. Gallo	$199,500
W. Michael Gawerecki	$246,500
Christie Huff	$195,000
George Karabatsos	$350,000	(1)
Michael S. Kerman	$225,000
Vernon A. LoForti	$297,750
Robert J. Scroop	$220,500

(1) Of this amount, $175,000  is tied to performance as described more fully in Employment Arrangements with Current Executive Officers below.

Employment Arrangements with Current Executive Officers

The following discussion summarizes the employment arrangements between us and our current executive officers as of the date of this report on Form 10-Q:

Mr. Christopher Calisi.  We entered into an employment agreement with Mr. Calisi on March 12, 2001, pursuant to which Mr. Calisi is employed as our President and Chief Executive Officer. The employment agreement has a one-year term, automatically renews for successive one-year terms, and provides that our Board may unilaterally modify Mr. Calisi’s compensation at any time.  If we terminate Mr. Calisi’s employment without cause, then we are obligated to pay him a severance payment equal to his base salary, payable on a pro-rated basis according to our normal payroll cycle for the 12 months following his termination. In addition, he is entitled to receive accelerated vesting for any stock options that would otherwise have vested during the 12-month period following his termination. He is also entitled to receive the cash severance payment if he resigns for good reason because of any of the following events: (i) reduction in compensation of more than 10%; (ii) change in position or duties so that his duties are no longer consistent with his previous position; or (iii) change in principal place of work to more than 50 miles from our current facility without his approval.

In addition, on April 28, 2005, the annual salary of Mr. Calisi was increased by the Compensation Committee to $500,000 effective immediately.  On that day, Mr. Calisi also received (1) a cash bonus of $21,500 effective immediately, (2) a grant of 50,000 restricted shares of our common stock pursuant to the 2003 Incentive Plan, which vest in installments of 16,667, 16,667 and 16,666 shares on January 1, 2006, January 1, 2007 and January 1, 2008, respectively, (3) an option to purchase up to 100,000 shares of our common stock at the purchase price of $11.00 per share pursuant to the 2003 Incentive Plan, which option is immediately vested as to 11,200 shares, with the remainder vesting at a rate of 2,775 option shares on the last day of the month commencing May 31, 2005 through December 31, 2007, and (4) a grant of an additional 50,000 restricted shares of our common stock (which will vest as to 12,500, 12,500 and 25,000 shares, respectively, if the volume weighted daily average stock price for ten consecutive trading days reaches $20, $25 and $30, respectively, on or before January 1, 2008, provided that Mr. Calisi is employed by us as Chief Executive Officer on such dates(s)).  Mr. Calisi continues to be eligible to receive a performance bonus equivalent to 75% of his base salary pursuant to our MBO and Bonus Program.  The above referenced stock option grant to Mr. Calisi accelerates upon a Change in Control as defined in the 2003 Incentive Plan.  The vesting of shares underling the stock option and restricted stock grants pursuant to the 2003 Incentive Plan described above will cease upon termination of Service to Overland, as defined in the 2003 Incentive Plan.

Ms. Diane N. Gallo.  Ms. Gallo, our Vice President, Human Resources, is an at-will employee and may be terminated by us for any reason, with or without notice.  Ms. Gallo currently earns an annual salary of $199,500. On November 15, 2004, Ms. Gallo was granted a stock option to purchase up to 37,500 shares of our common stock at the purchase price of $14.29 per share pursuant to the 2003 Incentive Plan, which option became fully vested under the Stock Option Acceleration Program described below, subject to sale restrictions described below.

Mr. W. Michael Gawarecki.   On September 9, 2005, we entered into an employment agreement with Mr. W. Michael Gawarecki, our Vice President of Operations, which was effective as of May 16, 2005.  Under the agreement, Mr. Gawarecki is entitled to a base salary of $246,500 per year and is eligible for discretionary quarterly bonuses under our MBO and Bonus Plan, which bonuses may not exceed 40% of Mr. Gawarecki’s quarterly base salary.  Mr. Gawarecki was also eligible to receive a special bonus related to outsourcing of $100,000, but the conditions for receiving that bonus were not satisfied.  Mr. Gawarecki’s current base salary is $246,500.  The term of the agreement will continue until June 30, 2006 and will not renew unless agreed by the parties in writing.  If Mr. Gawarecki is terminated without cause or resigns with good reason, he will be entitled to receive a severance payment equal to 100% of his then annual base salary, subject to the execution by him of a general release of claims against us.  This severance will be paid in either a lump-sum amount or in twelve equal monthly installments without interest, at the election of Mr. Gawarecki.  Our obligation to pay severance to Mr. Gawarecki under the agreement terminates upon the occurrence of a change in control.  On November 15, 2004, Mr. Gawarecki was granted a stock option to purchase up to 31,400 shares of our common stock at the purchase price of $14.29 per share pursuant to the 2003 Incentive Plan, which option became fully vested under the Stock Option Acceleration Program described below, subject to sale restrictions described below.

Ms. Christie Huff.  Ms. Huff, our Vice President of Worldwide Marketing, is an at-will employee and may be terminated by us for any reason, with or without notice.  Ms. Huff currently earns an annual salary of $195,000 per year.  On July 4, 2004, Ms. Huff was granted a stock option to purchase up to 10,000 shares of our common stock at the purchase price of $13.24 per share pursuant to the 2003 Incentive Plan, which option became fully vested pursuant to the Stock Option Acceleration Program described below.

Mr. George Karabatsos.  Mr. Karabatsos, our Vice President of Worldwide Sales, is an at-will employee and may be terminated by us for any reason, with or without notice.  Ms. Karabatsos currently earns an annual salary of $350,000, with $175,000 of that amount guaranteed as base salary and $175,000 tied to performance.    When Mr. Karabatsos joined Overland on August 8, 2005, he was granted an option to purchase up to 100,000 shares of the our common stock at the purchase price of $7.84 per share pursuant to the 2003 Incentive Plan, which option will vest over a three-year period with one-third vesting on August 8, 2006 and the remaining two-thirds vesting monthly over the 24 months following that date in equal installments. The option will accelerate upon a Change in Control as defined in the 2003 Incentive Plan.  The option has a ten-year life, subject to continuous service to us.  On his hire date, he was also awarded 15,000 restricted shares of our common stock pursuant to the 2003 Incentive Plan, which shares will vest in annual installments of 5,000 shares on each of August 8, 2006, August 8, 2007 and August 8, 2008, subject to continuing service to us.  In addition, we agreed to reimburse Mr. Karabatsos for up to $20,000 of relocation expenses incurred by Mr. Karabatsos in his move to San Diego County, and up to $4,000 per month, for up to three months, for temporary housing.  If Mr. Karabatsos is terminated for cause within the first twelve months of his employment, he must repay the amount of his moving and relocation costs and the amount of his signing bonus (pro-rated on a monthly basis from the first date of his employment).

Mr. Michael S. Kerman.  Mr. Kerman, our Vice President and General Manager of the Appliance Business Unit, is an at-will employee and may be terminated by us for any reason, with or without notice.  Mr. Kerman currently earns an annual salary of $225,000 per year.  On August 30, 2004,  Mr. Kerman was granted a new-hire option to purchase up to 75,000 shares of our common stock at the purchase price of $13.18 pursuant to the 2003 Incentive Plan, which option became fully vested under the Stock Option Acceleration Program described below, subject to sale restrictions described below.  On April 28, 2005, Mr. Kerman was granted an option to purchase up to 25,000 shares of our common stock at the purchase price of $10.86 per share pursuant to the 2003 Incentive Plan, which option will vest monthly in arrears from the date of grant in 36 equal installments.   The above referenced stock option grants to Mr. Kerman will accelerate upon a Change in Control as defined in the 2003 Incentive Plan.  The vesting of shares underling the stock option grant pursuant to the 2003 Incentive Plan described above will cease upon termination of Service to us, as defined in the 2003 Incentive Plan. In addition, we agreed to reimburse Mr. Kerman for up to $100,000 of relocation expenses incurred by Mr. Kerman in the event that he is terminated without cause on or before April 29, 2006 and he incurs such expenses related to a relocation outside of San Diego within six months of his date of termination.

Mr. Vernon A. LoForti.  We entered into an employment agreement with Mr. LoForti on December 4, 2000, pursuant to which Mr. LoForti is employed as our Vice President and Chief Financial Officer. The employment agreement has a one-year term, automatically renews for successive one-year terms, and provides that our Board may unilaterally modify Mr. LoForti’s compensation at any time.  If we terminate Mr. LoForti’s employment without cause, then we are obligated to pay him a severance payment equal to his base salary, payable on a pro-rated basis according to our normal payroll cycle for the 12 months following his termination. In addition, he is entitled to receive accelerated vesting for any stock options that would otherwise have vested during the 12-month period following his termination. He is also entitled to receive the cash severance payment if he resigns for good reason because of any of the following events: (i) reduction in compensation of more than 10%; (ii) change in position or duties so that his duties are no longer consistent with his previous position; or (iii) change in principal place of work to more than 50 miles from our current facility without his approval.  Mr. LoForti currently earns a salary of $297,750 per year. On November 15, 2004, Mr. LoForti was granted a stock option to purchase up to 29,700 shares of our common stock at the purchase price of $14.29 per share pursuant to the 2003 Incentive Plan, which option became fully vested under the Stock Option Acceleration Program described below, subject to sale restrictions described below.

Mr. Robert J. Scroop.  Mr. Scroop, our Vice President Engineering, is an at-will employee and may be terminated by us for any reason, with or without notice.  Mr. Scroop currently earns an annual salary of $220,500 per year. On November 15, 2004, Mr. Scroop was granted a stock option to purchase up to 29,700 shares of our common stock at the purchase price of $14.29 per share pursuant to the 2003 Incentive Plan, which option became fully vested under the Stock Option Acceleration Program described below, subject to sale restrictions described below.

Stock Option Acceleration Program

In July 2005, our Board of Directors approved the accelerated vesting of all unvested stock options, held by the company’s officers and employees, with an exercise price at or above $12.00 per share, effective July 3, 2005. The stock option acceleration program does not apply to stock options held by our non-employee directors. The accelerated options were issued under the 2000 Stock Option Plan, the 2001 Supplemental Stock Option Plan and the 2003 Incentive Plan.  In connection with the acceleration of vesting of options held by our executive officers, each executive officer agreed not to sell or transfer any shares subject to accelerated vesting until the original vesting date would have occurred based on the original vesting schedule (without giving effect to any future termination of service). The primary purpose of the accelerated vesting was to eliminate future stock-based employee compensation expense.

Retention Agreements

We entered into retention agreements with Messrs. LoForti, Scroop and Gawarecki effective January 27, 2000, with Mr. Calisi effective March 12, 2001, with Ms. Gallo effective August 30, 2002, with Mr. Kerman effective August 30, 2004, with Mr. Karabatsos effective August 8, 2005 and with Ms. Huff effective September 14, 2005.   These agreements provide that the officer will receive a severance payment if, within two years of the consummation of a change in control of Overland, he or she is terminated without cause or resigns with good reason. These severance payments are based on the officer’s base salary at the time of the consummation of the change in control or the termination date, whichever is higher, plus his or her target bonus for the year prior to the consummation of the change in control. The agreements provide that, upon a change in control, Mr. Calisi would be entitled to receive an amount equal to 2.5 times his base salary plus target bonus, and Mr. LoForti would be entitled to receive an amount equal to 2.0 times his base salary plus target bonus. Ms. Gallo, Ms. Huff, and Messrs. Gawarecki, Karabatsos, Kerman, and Scroop each would be entitled to an amount equal to their respective base salary plus target bonus. If any portion of any payment under any of the agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code.

MBO and Bonus Plan

Our Chief Executive Officer and other executive officers, except Mr. Karabatsos, participate in our executive bonus plan which is designed as a performance-based component of their compensation package. The Compensation Committee tailors the bonus plan for each executive to be unique to his area of responsibility. For fiscal year 2006, the plan established by the Compensation Committee has been and will be evaluated and paid on a quarterly basis, and include two performance measurement points for each executive officer:

• our actual earnings per share (EPS) in comparison to the target approved by the Compensation Committee; and

• achievement of individual job performance goals and objectives.

No bonuses were paid for the first fiscal quarter of 2006, as the EPS targets were not achieved.